UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2008

BROADRIDGE FINANCIAL SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

001-33220	33-1151291
(Commission file number)	(I.R.S. Employer Identification No.)

1981 Marcus Avenue

Lake Success, New York 11042

(Address of principal executive offices)

Registrant’s telephone number, including area code: (516) 472-5400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported by Broadridge Financial Solutions, Inc. (the “Company”) on a Form 8-K filed on February 26, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of the Company approved special stock option grants under the Company’s 2007 Omnibus Award Plan (the “Plan”) to certain of the Company’s corporate officers on February 25, 2008. On April 29, 2008, the Committee determined that a portion of the special stock option grants made to the Company’s principal executive officer, principal financial officer and one of the most highly compensated executive officers of the Company were void because they exceeded the per calendar year individual stock option limit of 200,000 in the Plan. As a result, the special stock option grants made on February 25, 2008 to these three officers are reduced from their previously reported amounts to the following:

Corporate Officer	Number of Shares Underlying Options	Exercise Prices
Richard J. Daly Chief Executive Officer	85,400	28,466 @ $18.97[1] 28,467 @ 110% of $18.97 $(20.87) 28,467 @ 120% of $18.97 $(22.76)
John Hogan President and Chief Operating Officer	127,600	42,533 @ $18.97 42,533 @ 110% of $18.97 $(20.87) 42,534 @ 120% of $18.97 $(22.76)
Dan Sheldon Vice President, Chief Financial Officer	163,800	54,600 @ $18.97 54,600 @ 110% of $18.97 $(20.87) 54,600 @ 120% of $18.97 $(22.76)

1.	The closing price of the Company’s common stock on the date of grant was $18.97 per share.

All of the special stock option grants have a 10-year term, subject to earlier expiration upon the occurrence of certain events. Each stock option granted on February 25, 2008 will become fully vested on June 25, 2008, subject to the officer’s continued service through such date. Other than the grants to the three officers listed above, none of the special stock options granted to officers on February 25, 2008 were affected by the limit in the Plan. The FAS 123(R) accounting charge relating to the special stock option grants described above will be approximately $7 million in fiscal year 2008, rather than the $13 million previously reported.

In furtherance of the Committee’s long-term goal to have corporate officers own directly, or have granted to them in the form of stock options and restricted shares/units, five percent of all Company shares outstanding, on April 29, 2008, the Committee granted new special stock options under the Plan to the Company’s principal executive officer, principal financial officer and one of the most highly compensated executive officers of the Company to replace the void special stock options as follows:

Corporate Officer	Number of Shares Underlying Options	Exercise Prices[2]
Richard J. Daly Chief Executive Officer	514,600	171,534 @ $18.97 171,533 @ 110% of $18.97 $(20.87) 171,533 @ 120% of $18.97 $(22.76)

John Hogan President and Chief Operating Officer	232,400	77,467 @ $18.97 77,467 @ 110% of $18.97 $(20.87) 77,466 @ 120% of $18.97 $(22.76)

Dan Sheldon Vice President, Chief Financial Officer	6,200	2,066 @ $18.97 2,067 @ 110% of $18.97 $(20.87) 2,067 @ 120% of $18.97 $(22.76)

2.	The base exercise price of the new option grants was determined by the Committee by taking the greater of: (i) the base exercise price of the February 25, 2008 stock option grants ($18.97) and (ii) the closing price of the Company’s common stock on April 29, 2008 ($18.96). The 10% and 20% exercise price premiums were added to the base exercise price in the same manner as the February 25, 2008 grants.

These option grants are subject to approval by the Company’s stockholders of an amendment to the Plan adopted by the Company’s Board of Directors on April 29, 2008 to increase the calendar year individual stock option limit described below. Each of the stock options granted on April 29, 2008 will become fully vested upon stockholder approval of the Plan amendment, subject to the officer’s continued service through such date. Other than the vesting, the new special stock options have the same terms and conditions that apply to the February 25, 2008 special stock option grants.

The Committee also recommended that the Board of Directors approve an amendment to the Plan to increase the per calendar year individual limit for stock options or stock appreciation rights under the Plan to 750,000 shares. The Company’s Board of Directors amended the Plan effective April 29, 2008, to increase the per calendar year individual limit for stock options or stock appreciation rights under the Plan to 750,000 shares, subject to stockholder approval of such amendment. The Company will seek such approval at the Company’s Annual Meeting of Stockholders that is anticipated to be held in November 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 1, 2008

BROADRIDGE FINANCIAL SOLUTIONS, INC.

By:	/s/ Adam D. Amsterdam
Name:	Adam D. Amsterdam
Title:	Vice President, General Counsel and Secretary